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Occidental Petroleum Corporation
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April 21, 2011

Dear Investor:

In October 2010, the Occidental Petroleum Corporation Board of Directors announced significant changes to the Company’s executive compensation program, in response to the advisory vote at the May 2010 Annual Meeting on “Say on Pay.” It also announced significant changes to senior management and the Board Director retirement policy, to address shareholder concerns on succession planning and Director retirement policy.  These changes included:

•	Adoption of a new executive compensation program that substantially reduces Chairman/CEO Ray Irani’s overall compensation to levels more in line with peers;

•	Confirmation that Stephen Chazen will succeed Ray Irani as Occidental’s Chief Executive Officer and retention of Ray Irani, now as Executive Chairman;

•	Confirmation and implementation of the Board’s stated retirement policy for Directors; and

•	Adoption of a By-law amendment that any Director who does not receive a majority vote must resign.

Shareholder Response To These Changes

Since the aforementioned changes were announced a number of shareholders and others have expressed very favorable reactions.  For example, in this year’s report on Occidental, Glass Lewis recommended both a “Yes” vote for the entire slate of  candidates for Director proposed by the Board, and also recommended a “Yes” vote on the Company’s “Say on Pay” proposal.  In the same vein, when we announced these changes, two of our shareholders who had previously expressed strong concerns about the company’s policies in these areas, Relational Investors and CalSTRS, publicly commended the Board for the changes:

“These initiatives are an excellent example of how shareholders and a proactive board of directors can work together to solve complex governance issues,” said Anne Sheehan, Director of Corporate Governance at CalSTRS.

Relational co-Founder, Ralph Whitworth, stated, “Occidental has generated extraordinary returns for shareholders over the last decade under Ray Irani’s visionary leadership and his partnership with Steve Chazen.  We are glad that their combined and enormously successful stewardship will continue over the coming years as the succession process is completed.”

Investor Letter
April 21, 2011

The 2011 ISS Report

In its 2011 Proxy Advisory Services Report, ISS also comments very favorably on the foregoing compensation changes, noting that, “The company has taken a number of positive actions in response to last year’s failed advisory vote on compensation.”  Their Report also recommends a FOR vote for the members of the Compensation Committee, and a FOR vote on the Say-on-Pay proposal.

Unfortunately, in the same Report, ISS recommends that Occidental shareholders vote AGAINST the five Directors who sat on our Nominating Committee in 2010, and Ray Irani, the Chairman of the Board.  They base this recommendation on their assertion that, “The appointment of the Executive Chair for a three-year term is not in the best interests of shareholders.”

We strongly disagree with this ISS recommendation and believe that their analysis is deeply flawed.  We would therefore respectfully ask you to consider the following points with respect to the retention of these directors and the structural change which ISS has criticized:

•
Both during the past year and over a lengthy period, Occidental Petroleum has been a very successful company in terms of shareholder return, reserve replacement, production levels and most other factors that relate to corporate performance.  It is the view of the Board that there are a variety of reasons for these successes and that the quality of our senior management is first among them.

•
The Board takes the views of our shareholders very seriously.  When shareholders voted against the 2010 “Say on Pay” proposal we immediately undertook an aggressive effort to reach out to investors to determine what they wanted changed both in terms of compensation and in other areas as well.  This was accomplished through a number of meetings with investors at which one or both of us took part.

•
At those meetings we learned that shareholders were extremely supportive of the general direction of the company and of its leadership.  However, they indicated that they wanted us to reduce executive compensation and bring it into line with companies in our peer group.  Some also expressed their desire to have the Board clarify its succession planning for the CEO position and set in motion a succession plan which would bring about a CEO transition in a manner most conducive to the maintenance of continuity.  At no point did we receive any feedback from shareholders indicating unhappiness with the performance of any of our top officers.  Indeed, we received nothing but strong votes of confidence in their performance.

Investor Letter
April 21, 2011

•
In light of this the Board took the actions mentioned above regarding pay, succession and Board member retirement policy.  With respect to the new leadership structure, our decisions were based on our determination that elevating Steve Chazen to CEO, and retaining Ray Irani, now in the position of Executive Chairman for up to three more years, was in the very best interests of the company.  The Board believes that both these individuals have much more to contribute to Occidental and we also feel that the Executive Chairman/CEO structure will allow us to make an orderly change in the position of CEO.  We feel this approach will provide the maximum amount of continuity of leadership and that it will allow us to maximize the talents of both individuals.

•
ISS may believe that this type of Executive Chairman/CEO structure--in a theoretical sense—is not the best way to run a company, but our Board operates in the real world and it is our view that this arrangement is the strongest structure we can employ for Occidental in the period ahead. We made this decision taking into account all the factors that we, as a Board, are in the best position to assess, along with the input of our shareholders and we made the decision that we felt was in the best interests of Occidental.  We believe that no outside person or entity is in a better position to substitute their “opinion” regarding how a company’s leadership should be structured than that company’s own Board.  We also believe it is premature for anyone to make the assessment which ISS has announced given that the new structure has not yet even been implemented.  Moreover, we would note that the Board’s action does not lock the new structure in cement.  On the contrary, this structure is subject to Board revision at all times.  A major responsibility of the Board over the months ahead will be to assess this structure on a regular basis to determine if it continues to be effective and to make changes if necessary.  The Board has also committed to give the shareholders an opportunity at the 2014 Annual Meeting to vote for or against a By-law amendment splitting the CEO/Chairman role.

We would further note that the Board is not alone in its positive view of the new structure.  In the period following the Board’s action we have continued to engage in extensive interaction with shareholders to discuss the changes made last October.  Thus far, none of the investors with whom we have met has raised any concern with the new structure.  Instead they have indicated that they are pleased that we will have the benefit of both Ray Irani’s and Steve Chazen’s talents going forward.

•
Finally, the ISS report implies that the negative vote on Occidental’s Say on Pay Proposal in 2010 is a further argument against appointing Ray Irani to the post of Executive Chairman.  To that we would reply that the Say on Pay proposal voted on last year was just that--a vote on compensation.  Shareholders voiced their opposition to the old system and we have acted on their concerns.  That vote was not a referendum on the performance of our senior executives, nor on how our leadership should be structured.

Investor Letter
April 21, 2011

For the foregoing reasons we urge you to support the decisive actions your Board has taken in the past year and, notwithstanding ISS’s recommendations, vote FOR all our Directors.

We also urge you to vote FOR all management proposals, and AGAINST Shareholder Proposals 5 and 6.

Very truly yours,

Aziz Syriani	Spencer Abraham
Lead Independent Director	Chairman, Executive Compensation and Human Resources Committee